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                                   EXHIBIT 1

FOR IMMEDIATE RELEASE

CONTACT:   R. J. Lanham                         Michael L. Berman
           Vice President                       President and
           Chief Financial Officer              Chief Executive Officer
           301-564-4400                         301-564-4400

                           ALPHA 1 BIOMEDICALS, INC.
          CONCLUDES THE SALE OF RIGHTS TO ZADAXIN(R) THYMOSIN ALPHA 1

BETHESDA, MARYLAND, AUGUST 3, 1998 -- ALPHA 1 BIOMEDICALS, INC. (OTC BULLETIN BOARD:ALBM) today announced the closing of the transaction whereby the Company's royalty rights relating to Thymosin alpha 1 were sold to SciClone Pharmaceuticals, Inc. (Nasdaq: SCLN). SciClone originally licensed from the Company the rights to Thymosin alpha 1 in certain territories in 1990, with an expanded license completed in 1994. SciClone currently markets Thymosin alpha 1 under the trademark ZADAXIN.

The transaction provides for an aggregate consideration to the Company, consisting of $130,000 in cash, which was paid in December 1997 and January 1998, and at least 444,155 shares of SciClone common stock. In exchange, SciClone will no longer pay royalties to Alpha 1 on future sales of ZADAXIN. The transaction was approved by Alpha 1's shareholders at its annual shareholder meeting on July 15, 1998 and will allow the Company to effect a substantial reduction in its outstanding liabilities, including $280,000 in loans from SciClone which are collateralized by the shares.

"The completion of this transaction represents an important step for the Company. We can now focus our energies on the development of Thymosin beta 4 as well as new in-licensing business opportunities," according to Michael Berman, Alpha 1's President and Chief Executive Officer. "However, notwithstanding this transaction, the survival of the Company as a going concern will require additional financing. The conclusion of this transaction gives SciClone maximum flexibility and control in the commercialization of its ZADAXIN product."

During 1997, the Company entered into a Material Transfer Agreement-Cooperative Research and Development Agreement ("MTA-CRADA") with the National Institutes of Health ("NIH"), whereby the NIH investigator will use Thymosin beta 4 material provided by the Company in tissue growth studies. In exchange, the Company may license from the NIH any patent rights that might result from research studies that relate to the use of Thymosin beta 4 as a clinical treatment. This research is continuing.

Any statements which are not actual facts contained in this document are forward looking statements that involve risks and uncertainties, including but not limited to, those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights and litigation, clinical trials, governmental regulations, competitive products, risks in product and technology development, the results of financing efforts,





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the ability to complete transactions and other risks identified in other of the
Company's Securities and Exchange Commission filings.

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